EXHIBIT 10.15
Amendment No. 1 to the Supply Agreement
AMENDMENT NO. 1 TO THE SUPPLY AGREEMENT
This AMENDMENT NO. 1 TO THE SUPPLY AGREEMENT (this “Agreement”), dated as of February 26, 2007, is made by and between Townsends, Inc., a Delaware corporation (“Townsends”), and Kahiki Foods, Inc., an Ohio corporation (“Kahiki”).
RECITALS
A. Townsends and Kahiki entered into a Supply Agreement originally dated as of December 21, 2004 (the “Original Agreement”), whereby Townsends agreed to supply certain poultry products to Kahiki and Kahiki agreed to purchase certain poultry products.
B. Townsends and Kahiki now desire to amend the Original Agreement by entering into this Amendment No. 1 to the Supply Agreement (the “Amendment”) as follows.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:
Section 1. Amendment to Section 1(a). Section 1(a) to the Original Agreement is hereby deleted in its entirety and replaced with the following:
"(a) Beginning on February _, 2007 (the “Effective Date”), Townsends hereby agrees to supply and sell to Kahiki line run random boneless chicken breasts (the “Product”) on the terms and conditions set forth in this Agreement.
Section 2. Amendment to Section 1(b). The first sentence of Section 1(b) of the Original Agreement is hereby deleted in its entirety and is replaced with the following:
"(b) Beginning on the Effective Date, Kahiki shall be obligated to purchase and Townsends shall fill orders for the Product from Kahiki in a minimum amount of not less than 40,000 pounds per week (the “Minimum Weekly Amount”) with the exception of the weeks beginning July 2 and July 9 nor more than 60,000 pounds per week (the “Maximum Weekly Amount”) of Product for an average of 45,500 pounds per week, tested immediately following each calendar quarter.”
Section 3. Amendment to Section 3 Term. Section 3 of the Original Agreement is hereby deleted in its entirety and is replaced with the following:
“This Agreement shall be in effect for the period from the date hereof until December 31, 2007 (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement. Upon the expiration of the Initial Term, this Agreement shall immediately terminate and have no further force or effect unless the parties enter into a written extension agreement that will extend the Agreement for an additional one (1) year term (each such term, a “Renewal Term” and together with the Initial Term and any Renewal Term, the “Term”).”

Section 4. Exhibit A. Exhibit A to the Original Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof.
EXHIBIT A
INITIAL PRICING
A. PRODUCT. Random boneless chicken breasts.
Product Price: Fixed price of $1.45 per pound for first 30,000 pounds of Product per week and $1.55 per pound for additional Product until December 31, 2007 (delivered to Columbus, Ohio).
Section 5. Effect on the Original Agreement. Each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Original Agreement as amended by this Amendment. Except as specifically amended above, the Original Agreement shall remain in full force and effect, and is hereby ratified and confirmed.
Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
Section 7. Counterparts. This Amendment may be executed in counterparts, and both counterparts taken together shall be deemed to constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
TOWNSENDS, INC.
By: /s/ David Burton
Name: David Burton
Title: Vice President
KAHIKI FOODS, INC.
By: /s/ Alan Hoover 2-26-07 0915 hours
Name: Alan Hoover
Title: President